Exhibit.99.1

FOR IMMEDIATE RELEASE: Thursday, October 30, 2025

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net loss for the quarter ended September 30, 2025 of $41,000, or $0.02 per basic and diluted share, compared to net income of $243,000, or $0.09 per basic and diluted share, for the same period in 2024. Net income for the nine months ended September 30, 2025 was $148,000, or $0.06 per basic and diluted share, compared to net income of $1.2 million, or $0.47 per basic and diluted share, for the same period in 2024.

Robert T. Strong, Chief Executive Officer stated, “For the third quarter ended September 30, 2025, we reported a net loss of $41,000, compared to net income of $243,000 in the same period last year. This decline is due in part to our continued strategic investment in building a new business line in international correspondent banking. This new line when fully launched, we anticipate, will provide both sources of lower cost funding and additional non-interest income. The investment requires upfront costs, primarily in staffing, infrastructure, and professional services, which materially increased our non-interest expenses. These investments are essential to positioning the Company for long-term growth and diversification.”

Mr. Strong added, “Despite the short-term impact of this buildout, we saw encouraging signs: quarter over quarter non-interest income rose 44.5%, and our net interest margin improved to 2.77% for the three months ended September 30, 2025.  Each of our subsidiary companies has produced positive results, year to date and our SBA initiative has gained momentum throughout the year.”

Mr. Strong continued, “Additionally, our non-performing loans as a percent of total loans receivable, net, at this period end was 1.16% along with our non-performing assets as a percent of total assets at this period end was 0.93%.  Also, our Texas Ratio registered at 9.80% at September 30, 2025.  Although, these ratios slightly increased from the prior period, they remain at manageable levels.”

Mr. Strong commented, “As a significant stockholder, I understand the concern of depressed earnings and their effect on market value; however, we remain confident that investment in our initiative of building out a new business line, can fulfill the goal of driving future value for our shareholders.”

Mr. Strong concluded, “As always, our current and continued business strategy focuses on long term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

Comparison of Quarter-over-Quarter Operating Results

Net loss amounted to $41,000 for the three months ended September 30, 2025, a decrease of $284,000, or 116.9%, compared to net income of $243,000 for the three months ended September 30, 2024.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $804,000, a decrease in interest and dividend income of $302,000, and an increase in the provision for credit losses of $302,000, partially offset by an increase in non-interest income of $538,000, a decrease in interest expense of $448,000, and a decrease in the net provision for income taxes from continuing operations of $138,000.

The $302,000, or 2.9%, decrease in interest and dividend income for the quarter was primarily due to a $15.0 million decrease in the average balance of due from banks – interest earning, which decreased from $45.9 million for the three months ended September 30, 2024 to $30.8 million for the three months ended September 30, 2025, and had the effect of decreasing interest income $167,000, a decrease in the average balance of loans receivable, net, which decreased $8.3 million from $607.6 million for the three months ended September 30, 2024 to $599.3 million for the three months ended September 30, 2025 and had the effect of decreasing interest income $136,000, and a 99 basis point decrease in the average yield on due from banks – interest earning, which decreased from 4.42% for the three months ended September 30, 2024 to 3.43% for the three months ended September 30, 2025 and had the effect of decreasing interest income $78,000. Partially offsetting the decrease in interest and dividend income was a four basis point increase in the average yield on loans receivable, net from 6.51% for the three months ended September 30, 2024 to 6.55% for the three months ended September 30, 2025, and had the effect of increasing interest income $49,000. The $15.0 million decrease in the average balance of due from banks – interest bearing was due to a higher level of  balances during 2024 due to proceeds from the sale of the Bank’s 51% ownership of Oakmont Capital Holdings, LLC on March 29, 2024.

The $448,000, or 7.2%, decrease in interest expense for the three months ended September 30, 2025 over the comparable period in 2024 was driven by an $852,000, or 15.1%, decrease in interest expense on deposits, which was primarily attributable to a $95.7 million decrease in the average balance of money market deposits which decreased from $212.2 million for the three months ended September 30, 2024 to $116.5 million for the three months ended September 30, 2025, and a $60.6 million decrease in the average balances of business checking accounts which decreased from $85.7 million for the three months ended September 30, 2024 to $25.1 million for the three months ended September 30, 2025. The decrease in average balances of interest-bearing deposits was a result of reduced correspondent banking activity and reduction in a money market deposit through a deposit placement agreement. Also contributing to the decrease in interest expense for the three months ended September 30, 2025 was a $208,000, or 42.5%, decrease in interest expense on subordinated debt.  These decreases in interest expense were partially offset by a $1.1 million increase in the interest expense for certificates of deposit due to a $104.0 million increase in the average balance of certificates of deposit which increased from $223.6 million at September 30, 2024 to $327.7 million at September 30, 2025. Also partially offsetting these decreases in interest expense was a $442,000, or 470.2%, increase in the interest expense on Federal Home Loan Bank borrowings due to a $31.6 million, or 332.4%, increase in the average balance of Federal Home Loan Bank borrowings which increased from $9.5 million for the three months ended September 30, 2024 to $41.1 million for the three months ended September 30, 2025, and a $170,000 increase in interest expense on senior debt. The $104.0 million increase in the average balance of certificates of deposits was primarily due to the Bank’s competitive rate offerings in our market area. The average interest rate spread increased from 1.87% for the three months ended September 30, 2024 to 2.05% for the three months ended September 30, 2025 and the net interest margin increased from 2.59% for the three months ended September 30, 2024 to 2.77% for the three months ended September 30, 2025.

The $302,000, or 245.5%, increase in the provision for credit losses for the three months ended September 30, 2025 over the three months ended September 30, 2024 was primarily due to a decrease in charge-offs during the three months ended September 30, 2025.

The $538,000, or 44.5%, increase in non-interest income for the three months ended September 30, 2025 over the comparable period in 2024 was primarily attributable to a $447,000, or 88.9%, increase in net gain on sale of loans, a $142,000, or 114.5%, increase in gain on sale of SBA loans, and a $52,000, or 21.9%, increase in mortgage banking, equipment lending and title abstract fees. These increases were partially offset by a $102,000, or 87.9%, decrease in other fees and service charges, a $2,000, or 1.0%, decrease in insurance commissions and a $2,000 decrease in net loan servicing income. The reduction in other fees and service charges is attributable to reduced correspondent banking activities.

The $804,000, or 16.3%, increase in non-interest expense for the three months ended September 30, 2025 over the comparable period in 2024 was primarily due to a $510,000, or 14.6%, increase in salaries and employee benefits expense, a $159,000, or 48.2%, increase in occupancy and equipment expense, a $115,000, or 35.8%, increase in data processing expense, a $108,000, or 415.4%, increase in professional fees, and a $14,000, or 26.9%, increase in directors’ fees and expenses. These increases were partially offset by a $61,000, or 12.2%, decrease in other expense, a $27,000, or 17.1%, decrease in FDIC deposit insurance assessment, and a $14,000, or 33.3%, decrease in advertising expense. The increase in salaries and employee benefits expense, professional fees, occupancy and equipment expense, data processing expense, and other expense was primarily due to implementing the Bank’s international correspondent banking initiative.

The provision for income tax from continuing operations decreased $138,000, or 82.1%, from $168,000 for the three months ended September 30, 2024 to $30,000 for the three months ended September 30, 2025 due primarily to a decrease in pre-tax income.

Comparison of Nine-Month Operating Results

Net income amounted to $148,000 for the nine months ended September 30, 2025, a decrease of $1.1 million, or 87.8%, compared to net income of $1.2 million for the nine months ended September 30, 2024.  The decrease in net income on a comparative year to date basis was primarily the result of a decrease in interest and dividend income of $3.2 million, an increase in non-interest expense of $1.5 million, a decrease in net income from discontinued operations of $406,000, and an increase in the provision for credit losses of $85,000, partially offset by a decrease in interest expense of $2.5 million, an increase in non-interest income of $1.4 million, and a decrease in the net provision for income taxes from continuing operations of $432,000.

The $3.2 million, or 9.6%, decrease in interest and dividend income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $32.4 million from $624.9 million for the nine months ended September 30, 2024 to $592.5 million for the nine months ended September 30, 2025 and had the effect of decreasing interest income $1.6 million, a $38.2 million decrease in the average balance of due from banks – interest earning, which decreased from $72.7 million for the nine months ended September 30, 2024 to $34.6 million for the nine months ended September 30, 2025, and had the effect of decreasing interest income $1.5 million, and a 123 basis point decrease in the average yield on due from banks - interest earning from 5.13% for the nine months ended September 30, 2024 to 3.90% for the nine months ended September 30, 2025, and had the effect of decreasing interest income $317,000. Similar to the quarter, the $38.2 million decrease in the average balance of due from banks – interest bearing was due to a higher level of  balances during 2024 due to proceeds from the sale of the Bank’s 51% ownership of Oakmont Capital Holdings, LLC on March 29, 2024.

The $2.5 million, or 12.7%, decrease in interest expense for the nine months ended September 30, 2025 over the comparable period in 2024 was driven by a $3.7 million, or 20.7%, decrease in interest expense on deposits, which was primarily attributable to a $75.6 million decrease in the average balances of money market deposits which decreased from $215.1 million for the nine months ended September 30, 2024 to $139.5 million for the nine months ended September 30, 2025, and a $65.9 million decrease in the average balances of business checking accounts which decreased from $102.5 million for the nine months ended September 30, 2024 to $36.6 million for the nine months ended September 30, 2025. The decrease in average balances of interest-bearing deposits was a result of reduced correspondent banking activity and reduction in a money market deposit through a deposit placement agreement. Also contributing to the decrease in interest expense for the nine months ended September 30, 2025 was a $671,000, or 45.9% decrease in interest expense on subordinated debt. These decreases in interest expense were partially offset by $2.5 million increase in the interest expense on certificates of deposit due to an $83.1 million increase in the average balance of certificates of deposit which increased from $223.2 million for the nine months ended September 30, 2024 to $306.2 million for the nine months ended September 30, 2025. These decreases in interest expense were also partially offset by a $1.2 million, or 231.8% increase in the interest expense on Federal Home Loan Bank borrowings due to a $29.9 million, or 171.0%, increase in the average balance of Federal Home Loan Bank borrowings which increased from $17.5 million for the nine months ended September 30, 2024 to $47.4 million for the nine months ended September 30, 2025, and a $672,000 increase in interest expense on senior debt. Similar to the quarter, the $83.1 million increase in the average balance of certificates of deposits was primarily due to the Bank’s competitive rate offerings in our market area. The average interest rate spread increased from 1.83% for the nine months ended September 30, 2024 to 2.22% for the nine months ended September 30, 2025 while the net interest margin increased from 2.61% for the nine months ended September 30, 2024 to 2.75% for the nine months ended September 30, 2025.

The $85,000, or 7.0%, increase in the provision for credit losses for the nine months ended September 30, 2025 over the nine months ended September 30, 2024 was primarily due to an increase in loans receivable, net, and an increase in charge-offs during the nine months ended September 30, 2025.

The $1.4 million, or 33.2%, increase in non-interest income for the nine months ended September 30, 2025 over the comparable period in 2024 was primarily attributable to a $1.1 million, or 52.8%, increase in net gain on sale of loans, an $833,000, or 331.9%, increase in gain on sale of SBA loans, an $88,000, or 14.0%, increase in mortgage banking, equipment lending and title abstract fees, and a $51,000, or 9.7%, increase in insurance commissions. These increases were partially offset by a $655,000, or 112.5%, decrease in other fees and service charges, and a $20,000, or 100.0%, decrease in real estate sales commissions, net.

The $1.5 million, or 10.0%, increase in non-interest expense for the nine months ended September 30, 2025 over the comparable period in 2024 was primarily due to a $467,000, or 4.3%, increase in salaries and employee benefits expense, a $383,000, or 42.8%, increase in data processing expense, a $356,000, or 35.7%, increase in occupancy and equipment expense, a $208,000, or 64.4%, increase in professional fees, a $146,000, or 10.7%, increase in other expense, a $43,000, or 28.1%, increase in directors’ fees and expenses, and a $25,000, or 12.4%, increase in advertising expense. These increases were partially offset by a $107,000, or 21.7%, decrease in FDIC deposit insurance assessment. The increase in salaries and employee benefits expense, professional fees, occupancy and equipment expense, data processing expense, and other expense was primarily due to implementing the Bank’s international correspondent banking initiative.

The provision for income tax from continuing operations decreased $432,000, or 64.1%, from $674,000 for the nine months ended September 30, 2024 to $242,000 for the nine months ended September 30, 2025 due primarily to a decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at September 30, 2025 were $677.1 million, a decrease of $8.0 million, or 1.2%, from $685.2 million at December 31, 2024. This decrease in total assets was primarily due to a $10.7 million, or 17.0%, decrease in cash and cash equivalents, a $9.8 million, or 15.2%, decrease in loans held for sale, a $595,000, or 35.7%, decrease in investment securities available for sale, and a $123,000, or 5.6%, decrease in investment in Federal Home Loan Bank stock, at cost. Also contributing to the decrease in assets was a $39,000, or 2.4%, decrease in premises and equipment, net, and a $37,000, or 48.1%, decrease in other intangible, net of accumulated amortization. Partially offsetting the decrease in total assets was a $12.4 million, or 2.3%, increase in loans receivable, net of allowance for credit losses, a $378,000, or 9.5%, increase in accrued interest receivable, a $331,000, or 4.3%, increase in prepaid expenses and other assets, and a $95,000, or 2.1%, increase in bank-owned life insurance. The largest increases within the loan portfolio occurred in one-to-four family owner occupied loans which increased $17.2 million, or 66.2%, construction loans which increased $5.2 million, or 28.2%, and commercial real estate loans, which increased $9.9 million, or 3.3%. Partially offsetting these increases were commercial business loans which decreased $14.0 million, or 12.1%, multi-family residential loans which decreased $4.3 million, or 9.5%, one-to-four family non-owner occupied loans which decreased $2.1 million, or 6.3%, and home equity loans which decreased $327,000, or 5.7%.

Loans held for sale decreased $9.8 million, or 15.2%, from $64.3 million at December 31, 2024 to $54.5 million at September 30, 2025 as the Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $32.7 million of commercial real estate loans during the nine months ended September 30, 2025 and sold $37.5 million of loans in the secondary market during this same period. The Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $88.3 million of one-to-four family residential loans during the nine months ended September 30, 2025 and sold $89.5 million of loans in the secondary market. Additionally, the Bank originated $10.4 million of SBA loans and sold $14.2 million of SBA loans in the secondary market in the same period.

Total deposits increased $942,000, or 0.2%, to $554.2 million at September 30, 2025 from $553.3 million at December 31, 2024. This increase in deposits was primarily attributable to an increase of $56.9 million, or 20.1%, in certificates of deposit, an increase of $1.4 million, or 2.3%, in non-interest bearing checking accounts, and a $237,000, or 48.2%, increase in savings accounts. These increases in deposits were partially offset by a decrease of $50.6 million, or 31.2%, in money market accounts, and a decrease of $6.9 million, or 14.5%, in interest bearing checking accounts as the Company reduced its correspondent banking activity and exited one of its correspondent banking relationships.

Total Federal Home Loan Bank (FHLB) borrowings decreased $2.9 million, or 6.0%, to $45.0 million at September 30, 2025 from $47.9 million at December 31, 2024 as the Bank paid down $2.9 million of borrowings.

Senior debt, net of unamortized debt issuance costs, increased $9.6 million from none at December 31, 2024 as the Company entered into a Senior Unsecured Note Purchase Agreement with certain institutional accredited investors pursuant to which the Company issued an aggregate of $9.75 million in aggregate principal amount of Fixed Rate Unsecured Senior Notes due March 1, 2028 (the “Senior Debt Notes”) in a private placement. The Company issued to an accredited individual investor an additional $250,000 in principal amount of the Senior Debt Notes as of March 4, 2025 for a total of $10.0 million in aggregate principal amount. The Senior Debt Notes bear interest at a fixed annual rate of 11.00%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2025. The maturity date of the Senior Debt Notes is March 1, 2028.

Subordinated debt, net of unamortized debt issuance costs, decreased $14.0 million, or 63.6%, to $8.0 million at September 30, 2025 from $22.0 million at December 31, 2024 as the Company used the net proceeds from the sale of the Senior Debt Notes to repay a portion of the outstanding $14.0 million aggregate principal amount of its 8.5% Fixed Rate Subordinated Notes upon their maturity on March 15, 2025. The remaining $8.0 million of subordinated debt matures on December 31, 2028.

Total stockholders’ equity from continuing operations decreased $444,000, or 0.8%, to $52.2 million at September 30, 2025 from $52.6 million at December 31, 2024. Contributing to the decrease were dividends paid of $788,000, and purchase of treasury stock of $45,000. The decrease in stockholders’ equity was partially offset by net income for the nine months ended September 30, 2025 of $148,000, amortization of stock awards and options under our stock compensation plans of $182,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $56,000, and other comprehensive income, net of $3,000.

Non-performing loans at September 30, 2025 totaled $6.3 million, or 1.16%, of total loans receivable, net of allowance for credit losses, consisting of $4.2 million of loans on non-accrual status and $2.1 million of loans 90-days or more delinquent. Non-accrual loans consist of one one-to-four family residential owner occupied loan, nine commercial real estate loans, and 18 commercial business loans. Included in the 18 commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the nine months ended September 30, 2025, 21 commercial business loans totaling $1.3 million that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2024 totaled $5.7 million, or 1.07%, of total loans receivable, net of allowance for credit losses, consisting of $3.9 million of loans on non-accrual status and $1.8 million of loans 90-days or more delinquent. Non-accrual loans consisted of one commercial real estate loan, and ten commercial business loans. Included in the ten commercial business loans is one pool of equipment loans. Loans 90-days or more past due included one one-to-four family residential owner occupied loan and two commercial real estate loans, all of which were still accruing. All non-performing loans were either well-collateralized or adequately reserved for. During the year ended December 31, 2024, 19 commercial business loans totaling $1.6 million, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30,	At December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$52,292	$62,989
Investment in interest-earning time deposits	912	912
Investment securities available for sale at fair value	1,071	1,666
Loans held for sale	54,508	64,281
Loans receivable, net of allowance for credit losses (2025: $6,492; 2024: $6,476)	547,116	534,693
Accrued interest receivable	4,339	3,961
Investment in Federal Home Loan Bank stock, at cost	2,091	2,214
Bank-owned life insurance	4,542	4,447
Premises and equipment, net	1,587	1,626
Goodwill	515	515
Other intangible, net of accumulated amortization	40	77
Prepaid expenses and other assets	8,118	7,787
Total Assets	$677,131	$685,168
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$61,133	$59,783
Interest-bearing	493,061	493,469
Total deposits	554,194	553,252
Federal Home Loan Bank borrowings	45,000	47,855
Senior debt, net of unamortized costs	9,575	-
Subordinated debt	8,000	22,000
Accrued interest payable	786	937
Advances from borrowers for taxes and insurance	1,975	3,122
Accrued expenses and other liabilities	5,428	5,385
Total Liabilities	624,958	632,551
Total Stockholders’ Equity	52,173	52,617
Total Liabilities and Stockholders’ Equity	$677,131	$685,168

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,808	$9,895	$29,026	$30,445
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	362	577	1,264	3,046
Total Interest and Dividend Income	10,170	10,472	30,290	33,491
Interest Expense
Interest on deposits	4,789	5,641	14,116	17,795
Interest on FHLB borrowings	536	94	1,669	503
Interest on senior debt	170	-	672	-
Interest on subordinated debt	281	489	790	1,461
Total Interest Expense	5,776	6,224	17,247	19,759
Net Interest Income	$4,394	$4,248	$13,043	$13,732
Provision for Credit Losses – Loans	433	143	1,223	1,227
(Recovery of) Provision for Credit Losses – Unfunded Commitments	(8)	(20)	80	(9)
Total Provision for Credit Losses	425	123	1,303	1,218
Net Interest Income after Provision for Credit Losses	3,969	4,125	11,740	12,514

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	289	237	715	627
Real estate sales commissions, net	-	-	-	20
Insurance commissions	196	198	577	526
Other fees and services charges	14	116	(73)	582
Net loan servicing income	-	2	5	5
Income from bank-owned life insurance	33	30	95	87
Net gain on sale of loans	950	503	3,052	1,998
Gain on the sale of SBA loans	266	124	1,084	251
Total Non-Interest Income	1,748	1,210	5,455	4,096

Non-Interest Expense
Salaries and employee benefits	3,993	3,483	11,285	10,818
Directors' fees and expenses	66	52	196	153
Occupancy and equipment	489	330	1,352	996
Data processing	436	321	1,277	894
Professional fees	134	26	531	323
FDIC deposit insurance assessment	131	158	387	494
Advertising	28	42	227	202
Amortization of other intangible	12	12	36	36
Other	439	500	1,514	1,368
Total Non-Interest Expense	5,728	4,924	16,805	15,284
(Loss) Income from Continuing Operations Before Income Taxes	$(11)	$411	$390	$1,326
Income Taxes	30	168	242	674
Net (Loss) Income from Continuing Operations	$(41)	$243	$148	$652
Income from Discontinued Operations	-	-	-	564
Income Taxes	-	-	-	158
Net Income from Discontinued Operations	$-	$-	$-	406
Net (Loss) Income	$(41)	$243	$148	$1,216

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$(0.02)	$0.09	$0.06	$0.32
Earnings per share from discontinued operations – basic	$-	$-	$-	$0.15
Earnings per share, net – basic	$(0.02)	$0.09	$0.06	$0.47
Average shares outstanding – basic	2,635,983	2,631,048	2,631,227	2,560,993
Earnings per share from continuing operations – diluted	$(0.02)	$0.09	$0.06	$0.32
Earnings per share from discontinued operations – diluted	$-	$-	$-	$0.15
Earnings per share, net – diluted	$(0.02)	$0.09	$0.06	$0.47
Average shares outstanding - diluted	2,635,983	2,631,048	2,631,227	2,560,993
Book value per share, end of period	$19.79	$19.52	$19.79	$19.52
Shares outstanding, end of period	2,636,079	2,633,374	2,636,079	2,633,374

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.41%	6.37%	6.39%	6.36%
Average rate on interest-bearing liabilities	4.37%	4.50%	4.17%	4.53%
Average interest rate spread	2.05%	1.87%	2.22%	1.83%
Net interest margin	2.77%	2.59%	2.75%	2.61%
Average interest-earning assets to average interest-bearing liabilities	119.93%	118.69%	114.56%	120.80%
Efficiency ratio	93.26%	90.22%	90.85%	85.74%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.16%	0.99%	1.16%	0.99%
Non-performing assets as a percent of total assets	0.93%	0.77%	0.93%	0.77%
Allowance for credit losses as a percent of non-performing loans	102.58%	126.88%	102.58%	126.88%
Allowance for credit losses as a percent of total loans receivable, net	1.17%	1.24%	1.17%	1.24%
Texas Ratio (2)	9.80%	8.42%	9.80%	8.42%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059